Exhibit 5.1

Mayer Brown LLP
700 Louisiana Street
Suite 3400
November 15, 2013	Houston, Texas 77002-2730

Main Tel +1 713 238 3000
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www.mayerbrown.com
Bonanza Creek Energy, Inc.
410 17th Street, Suite 1400
Denver, Colorado 80202

Dear Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3ASR (Registration No. 333-192258) (the “Registration Statement”) of Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”), Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company (“BCEOC”), Bonanza Creek Energy Resources Company, LLC, a Delaware limited liability company (“BCERC”), Bonanza Creek Energy Upstream LLC, a Delaware limited liability company (“BCEU”), Bonanza Creek Energy Midstream, LLC, a Delaware limited liability company (“BCEM”), and Holmes Eastern Company, LLC, a Delaware limited liability company (“HEC,” and together with BCEOC, BCERC, BCEU and BCEM, the “Subsidiary Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the Registration Statement, the Company issued $200,000,000 aggregate principal amount of the Company’s 6.75% Senior Notes due 2021 (the “Notes”) on November 15, 2013. In connection with such issuance of Notes, the Company filed with the Commission on November 14, 2013, a prospectus supplement dated November 12, 2013 pursuant to Rule 424(b)(5) promulgated under the Act. The Notes were issued under an indenture dated as of April 9, 2013 among the Company, the subsidiary guarantors named on the signature pages therein and Wells Fargo Bank, National Association, as trustee (the “Indenture”) and are guaranteed by the Guarantors pursuant to the Indenture (the “Guarantees”). At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, as a basis for the opinions hereinafter expressed, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, and the Third Amended and Restated Bylaws of the Company, as amended to date, (ii) the Certificate of Formation and Amended and Restated Operating Agreement of each of the Subsidiary Guarantors, (iii) the Registration Statement, (iv) the Indenture, (v) the Notes in global form, (vi) the Underwriting Agreement, dated November 12, 2013, among the Company, the Subsidiary Guarantors and Wells Fargo Securities, LLC as representative of the several underwriters named in Exhibit A attached thereto and (vii) certificates of public officials and of representatives of the Company. We have also examined originals, or duplicates or conformed copies, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. As to questions of fact material to

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this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

In connection with this opinion, we have assumed that the Indenture constitutes the valid, binding and enforceable obligations of the trustee thereunder and has been qualified under the Trust Indenture Act of 1939, as amended.

On the basis of the foregoing, we are of the opinion that:

1.              The Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.              The Guarantees of the Subsidiary Guarantors remain the valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

Our opinions above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

This opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law and the Limited Liability Company Act of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law and the Limited Liability Act of the State of Delaware and such applicable provisions of the Delaware Constitution).

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement forming a part of the Registration Statement, and in any amendment or supplement thereto. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Mayer Brown LLP